Exhibit 2.4

[DRAFT]

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
TERRACYCLE US INC.

TerraCycle US Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE:           The original name of this company is TerraCycle US Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was August 14, 2017.

TWO:          Thomas Szaky is the duly elected and acting President of TerraCycle US Inc., a Delaware corporation.

THREE:     The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the Delaware General Corporation Law (the “DGCL”), adopted resolutions amending the Company’s Certificate of Incorporation as follows:

The first paragraph of Article IV is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 115,226,800 shares. 82,613,400 shares shall be Common Stock, having a par value per share of $0.0001. 32,613,400 shares shall be Preferred Stock, having a par value per share of $0.0001.”

The second paragraph of Article IV, Section B. 1. is hereby amended to read in its entirety as follows:

“19,617,300 shares of the authorized and issued Preferred Stock of the Corporation are hereby designated as Non-Voting Class A Preferred Stock (the “Class A Preferred Stock”) and 12,500,000 shares of the authorized and unissued Preferred Stock designated as Non-Voting Class B Preferred Stock (the “Class B Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.”

FOUR:        The foregoing Certificate of Amendment has been duly adopted by this company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, TerraCycle US Inc. has caused this Certificate of Amendment to be signed by its President this __ day of February, 2026.

TerraCycle US Inc.

By:
Thomas Szaky
President